UNITED STATES
                        SECURITIES AND EXCHANGE COMMISION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                                    Pursuant
                            To Section 18 or 15(d) of
                       the Securities Exchange Act of 1934
       Date of Report (Date of earliest event reported): February 23, 2006

                                GLOBAL MARINE LTD
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Nevada                              021-84167                   57-1075246
(State or other jurisdiction       (Commission               (I.R.S. employer
      of incorporation)            File Number)           identification number)

           1615A Remount Road, North Charleston, South Carolina 29406
               (Address of principal executive offices) (Zip code)

                                 (843) 744-4361
                                 --------------
               Registrant's telephone number, including area code

                                      None
                                      ----
                  (Former Address If Changed since Last Report)

Item 8.01  Other Events

Pursuant to the terms of an agreement dated as of November 16, 2005 between Issuer and Highgate House LLC, an accredited investor and a Minnesota resident ("Highgate") ("Investor"), Issuer sold to Highgate a 550,000 10% Secured Convertible Debenture, pursuant to a Secured Convertible Debenutre Purchase Agreement ("Purchase Agreement"), due November 15, 2007.

Pursuant to the terms of the Purchase Agreement, Highgate distributed to Issuer the sum of $550,000. Minus fees and expenses, the net proceeds distributed to the Issuer was $469,575.

In conjunction with the Purchase Agreement, Issuer also issued to Highgate a Common Stock Purchase Warrant to purchase 1,000,000 shares of Issuer's Common Stock together with the underlying shares of Common Stock to which the Debenture is convertible from time to time ("the underlying shares").

The Purchase Agreement required Issuer to issue 200,000,000 shares of common stock as "Security Stock" (the escrow shares in support of the offer and sale of the Debenture and the Warrant). Under the terms of the Debenture and Warrant, the investor may, from time to time, elect to convert or exercise all or some of the Debenture or the Warrant into Common Stock of the Issuer.

To date, the registered holder of the Debenture, Gottbetter & Partners ("G&P") has forwarded eleven notices of conversion to the Issuer. Pursuant to these notices, G&P elected to convert the principle amount and interest of the Debenture in the aggregate sum of $96,780, pursuant to which the Issuer issued 47,885,839 shares of its Common Stock to G&P.


                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    Global Marine LTD
                                    (Registrant)


Dated: February 23, 2006            By:
                                       --------------------------------
                                       Douglas W. Beatty, President